Ramaco Resources, Inc. Reports First Quarter 2021 Financial Results

Company Release – May 12, 2021

●	Net income was $4.1 million (EPS of $0.10), while adjusted EBITDA was $11.5 million for the first quarter of 2021. Adjusted EBITDA was our second best first quarter for the Company since our inception, driven by the first quarter that the Company has recorded sub-$60 per ton cash mine costs.
●	Total Company Production of 577,000 tons was also a quarterly record. Total cash cost of sales was $59 per ton, which was also a company record. On the back of these results we are now increasing full-year 2021 production guidance, while lowering our 2021 cash cost guidance.
●	The Berwind slope development and Big Creek mine are now progressing both on time and on budget with the goal of the Company having over 3 million tons on an annualized basis by mid-next year. With first quarter capex of just $3.7 million, we are also reducing our 2021 capital expenditure outlook.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income of $4.1 million, or $0.10 per diluted share for the three months ended March 31, 2021, which was over 100% above net income of $2.0 million or $0.05 per diluted share for the three months ended March 31, 2020.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation (“Adjusted EBITDA”) was $11.5 million for the three months ended March 31, 2021 almost 40% higher compared with $8.4 million of Adjusted EBITDA for the three months ended March 31, 2020.

Key operational and financial metrics are presented below:

Key Metrics
	1Q21	4Q20	Change	1Q20	Change
Total Tons Sold ('000)	422	541	(22)%	416	1%
Revenue ($mm)	$43.5	$51.1	(15)%	$41.9	4%
Cost of Sales ($mm)	$31.2	$48.7	(36)%	$30.9	1%
Pricing ($/Ton)	$89	$80	11%	$93	(4)%
Cash Cost of Sales ($/Ton)	$59	$76	(22)%	$67	(12)%
Cash Margins ($/Ton)	$30	$4	650%	$26	15%
Net Income (Loss) ($mm)	$4.1	$(4.7)	187%	$2.0	111%
Adjusted EBITDA ($mm)	$11.5	$(1.4)	919%	$8.4	37%
Capex ($mm)	$3.7	$4.2	(12)%	$8.9	(58)%
Diluted Earnings (Loss) per Share	$0.10	$(0.11)	191%	$0.05	100%

First Quarter 2021 Summary

Year over Year Quarterly Comparison

Overall sales in the first quarter of 2021 were 422,000 tons, up 1% from 416,000 tons in the first quarter of 2020. Cash margins were $30 per ton in the first quarter of 2021, up 15% from the same period of 2020. While pricing per ton of coal sold was approximately 4% lower in the first quarter of 2021 compared to the first quarter of 2020, cash cost of sales in the first quarter of 2021 was $59 per ton or approximately 12% lower than the same period in 2020 due primarily to higher production. This was the first quarter in Ramaco’s history that cash costs per ton sold fell below $60. Cash costs per ton sold at Elk Creek specifically were $55 in the first quarter of 2021.

Sequential Quarter Comparison

Overall sales volume of 422,000 tons in the first quarter of 2021 was down 22% from the fourth quarter of 2020, as the result of a heavy level of spot sales primarily into export markets at the end of 2020. In addition, as anticipated, the Company produced heavily in the first quarter for second quarter delivery to customers served by the Great Lakes shipping routes, which are generally closed in the first quarter due to weather.

Cash margins increased a dramatic 650% in the first quarter of 2021 when compared to the fourth quarter of 2020. This increase was due to 11% higher revenue per ton sold in the first quarter of 2021 relative to the fourth quarter of 2020, coupled with significantly lower cash mine costs of $59 per ton in the first quarter of 2021 compared to $76 per ton in the fourth quarter of 2020.

Cash mine costs on Company produced coal at Elk Creek were $55 per ton sold in the first quarter of 2021 compared to $76 per ton in the fourth quarter of 2020. As discussed during the fourth quarter 2020 earnings call, there were a number of unique, non-recurring negative circumstances at Elk Creek that occurred in the fourth quarter that were not experienced in the first quarter of 2021.

Other income was $2.9 million in the first quarter of 2021 compared to $0.5 million in the fourth quarter of 2020 principally due to the recognition of $2.5 million for the CARES Act Employee Retention Tax Credit. We expect to qualify for and recognize a similar amount for the CARES Act Employee Retention Tax Credit in the second quarter of 2021.

Additional Financial Results

At March 31, 2021, the Company had liquidity of $19.2 million, consisting of $5.5 million of cash on hand plus $13.6 million of availability under its revolving credit facility. At March 31, 2021, the Company had net debt of $15.3 million. Liquidity was negatively impacted by $12.2 million compared to December 31, 2020 levels due to an inventory buildup of like amount in the first quarter of 2021. A significant portion of the increase in coal inventory was anticipated, and the increased tonnage was intended for shipment to our Great Lakes customers during the second and third quarters of 2021.

Capital expenditures for the first quarter of 2021 totaled $3.7 million, a decrease of 12% as compared to $4.2 million for the fourth quarter of 2020. This decrease was principally due to reduction of the capital spend at the Company’s low volatile Triad Mine, where development spending was largely complete in the fourth quarter of 2020. The Company produced its first coal from Triad in January 2021.

The Company’s effective tax rate for the first quarter of 2021 was approximately 5%, excluding a $0.4 million income tax benefit associated with legislative changes in the state of West Virginia. Ramaco also expects to continue to pay minimal cash taxes for the foreseeable future due to tax loss carryforwards.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2021	2020	2020

Sales Volume
Company	406	515	416
Purchased	16	26	—
Total	422	541	416

Company Production
Elk Creek Mining Complex	511	376	452
Berwind Mining Complex (includes Triad)	66	15	66
Total	577	391	518

Company Financial Metrics (a)
Average revenue per ton	$89	$80	$93
Average cash costs of coal sold	59	76	67
Average cash margin per ton	$30	$4	$26

Elk Creek Financial Metrics (a)
Average revenue per ton	$87	$79	$92
Average cash costs of coal sold	55	76	61
Average cash margin per ton	$32	$3	$31

Purchased Coal Financial Metrics (a)
Average revenue per ton	$79	$62	$—
Average cash costs of coal sold	72	62	—
Average cash margin per ton	$7	$—	$—

Capital Expenditures	$3,725	$4,238	$8,900

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer remarked, “We just had an exceptional quarter with our operating team hitting on all cylinders. They did an outstanding job of safely producing a record 577,000 tons in the first quarter of 2021, which was well above our internal projections. This led to record low Company-wide cash costs, which were sub $60 per ton. We are probably the only non-longwall producer of met coal in Central Appalachia that can say it achieved sub $60 per ton cash costs in any recent quarter. This puts Ramaco clearly in the first quartile of the U.S. met coal cash mine cost curve, even including longwall producers.

At our flagship Elk Creek complex, first quarter cash costs actually came in at $55 per ton. This demonstrates that when we are able to produce without COVID-19 related constraints, Elk Creek is among the premier metallurgical coal complexes in the country. On the back of these positive results, we are now lowering our 2021 cash cost guidance to $61 - $66 per ton at Elk Creek, versus prior guidance of $63 - $68 per ton. In addition to outstanding mine costs, I would also commend our operating team on controlling capital costs. With the first quarter coming in under $4 million, we are also slightly lowering capex guidance for the year.

Our record production of 577,000 tons in the first quarter of 2021 annualizes to over 2.3 million tons for this year as we transition to materially higher production levels in 2022, which are anticipated to annualize at over a 3 million ton run rate by mid year. I am also pleased to report that the Berwind slope project and the Big Creek surface mine are both now progressing on schedule and on budget. Combined with the strong year-to-date performance at Elk Creek, we are also upwardly revising our guidance on total 2021 production to 2.1 to 2.4 million tons, from our prior guidance of 1.9 to 2.4 million tons. We will also continue to steadily progress adding additional new production toward our long-term stated goal of 4-5 million tons of low cost metallurgical coal production.”

Atkins concluded, “From a macro perspective, we are increasingly positive about both demand and pricing prospects for met coal over the next year. U.S. metallurgical coal indices are now already up well over 50% from this time last year, while steel prices in the U.S. are up over 200% and abroad are at all-time highs. As it relates to the domestic steel market, I would also note that inventories are near record lows, and capacity utilization is approaching pre-COVID-19 levels of just under 80%. Although met prices have lagged behind other steel related commodities so far this year, we expect an impending catch up in the months ahead as price begins to better track demand. We also have purposefully maintained a good deal of ‘dry powder’ of roughly 400,000 tons of unsold 2021 production that we expect to place in the second half of 2021 at higher prices than we are seeing today. All of this positive market positioning is occurring as we head into negotiations for the 2022 annual contracts with domestic steel mills later this summer.”

“Furthermore, governments around the world are increasing money supply at the fastest rates ever seen, on the back of massive global fiscal stimulus packages aimed at consumption and infrastructure. We believe this macro environment provides extremely positive and unique market conditions for both near and medium-term growth in metallurgical coal price and demand. These positive macro trends have already translated into the much stronger fixed price and index-based sales booked in the first part of 2021. Lastly, I would remind everyone that almost 100% of Ramaco’s coal is sold either on a fixed priced or U.S. East Coast Index basis. This is important to remember, given the weakness seen in Australian coal indices as a result of the China/Australia trade war. We believe Ramaco is uniquely positioned to benefit for the balance of 2021 from the combination of volume growth, and strong pricing tied to higher priced indices reflecting demand. We are looking forward to 2021 hopefully being our strongest year of free cash flow to date.”

2021 Guidance

(In thousands, except per ton amounts)

	2021 Guidance	2020 Actuals

Company Production
Elk Creek	1,950 - 2,050	1,548
Triad	75 - 175	—
Berwind	25 - 75	147
Big Creek	50 - 100	—
Total	2,100 - 2,400	1,695

Sales Mix (a)
Metallurgical	2,100 - 2,350	1,749
Steam	25 - 75	—
Total	2,125 - 2,425	1,749

Cost Per Ton
Elk Creek	$61 - 66	$70

Other
Capital Expenditures	$25,000 - 28,000	$24,753
Selling, general and administrative expense (b)	$14,000 - 16,000	$16,883
Depreciation and amortization expense	$24,000 - 28,000	$20,912
Interest expense, net	$1,000 - 2,000	$1,224
Cash taxes	$0 - 25	$19
Effective tax rate	15 - 20%	20%

(a)	2021 guidance assumes a small amout of purchased coal.
(b)	Excluding stock-based compensation.

Committed 2021 Sales Volume (a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.4	$87
Seaborne, fixed priced	0.2	$89
Total, fixed priced	1.6	$87
Indexed priced	0.2
Total committed tons	1.8

(a)	Amounts as of March 31, 2021 and includes a small amount of purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, May 13, 2021. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/vptxpedr.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2021	2020

Revenue	$43,455	$41,935

Costs and expenses
Cost of sales (exclusive of items shown separately below)	31,198	30,934
Asset retirement obligation accretion	151	141
Depreciation and amortization	6,155	5,002
Selling, general and administrative	4,707	4,717
Total costs and expenses	42,211	40,794
Operating income (loss)	1,244	1,141
Other income	2,935	1,210
Interest expense, net	(202)	(279)
Income (loss) before tax	3,977	2,072
Income tax (benefit) expense	(166)	110
Net income (loss)	$4,143	$1,962

Earnings (loss) per common share
Basic earnings per share	$0.10	$0.05
Diluted earnings per share	$0.10	$0.05

Basic weighted average shares outstanding	43,443	41,760
Diluted weighted average shares outstanding	43,443	41,760

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	March 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$5,544	$5,300
Accounts receivable	21,743	20,299
Inventories	24,190	11,947
Prepaid expenses and other	5,833	4,953
Total current assets	57,310	42,499

Property, plant and equipment, net	177,736	180,455
Advanced coal royalties	5,397	4,784
Other assets	540	885
Total Assets	$240,983	$228,623

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$16,751	$11,742
Accrued expenses	10,721	11,591
Asset retirement obligations	395	46
Current portion of long-term debt	4,902	4,872
Other current liabilities	485	862
Total current liabilities	33,254	29,113

Asset retirement obligations	14,873	15,110
Long-term debt, net	15,954	12,578
Deferred tax liability	1,596	1,762
Other long-term liabilities	1,013	965
Total liabilities	66,690	59,528

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	442	427
Additional paid-in capital	159,899	158,859
Retained earnings	13,952	9,809
Total stockholders' equity	174,293	169,095
Total Liabilities and Stockholders' Equity	$240,983	$228,623

Ramaco Resources, Inc.

Statement of Cash Flows

	Years ended March 31,
In thousands	2021	2020
Cash flows from operating activities
Net income (loss)	$4,143	$1,962
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	151	141
Depreciation and amortization	6,155	5,002
Amortization of debt issuance costs	14	14
Stock-based compensation	1,055	923
Other income - employee retention tax credit	(2,462)	—
Deferred income taxes	(166)	110
Changes in operating assets and liabilities:
Accounts receivable	(1,444)	4,836
Prepaid expenses and other current assets	1,127	(554)
Inventories	(12,243)	(8,197)
Other assets and liabilities	(220)	(214)
Accounts payable	5,324	2,649
Accrued expenses	(935)	(256)
Net cash from operating activities	499	6,416

Cash flow from investing activities:
Purchases of property, plant and equipment	(3,725)	(8,900)

Cash flows from financing activities
Proceeds from borrowings	11,600	22,200
Repayment of borrowings	(8,208)	(9,533)
Repayments of financed insurance payable	(377)	(281)
Net cash from financing activities	3,015	12,386

Net change in cash and cash equivalents and restricted cash	(211)	9,902
Cash and cash equivalents and restricted cash, beginning of period	6,710	6,865
Cash and cash equivalents and restricted cash, end of period	$6,499	$16,767

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended March 31,
(In thousands)	2021	2020

Reconciliation of Net Income to Adjusted EBITDA
Net income (loss)	$4,143	$1,962
Depreciation and amortization	6,155	5,002
Interest expense, net	202	279
Income tax (benefit) expense	(166)	110
EBITDA	10,334	7,353
Stock-based compensation	1,055	923
Accretion of asset retirement obligation	151	141
Adjusted EBITDA	$11,540	$8,417

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended March 31, 2021			Three months ended March 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$41,794	$1,661	$43,455	$41,935	$—	$41,935
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(5,803)	(421)	(6,224)	(3,105)	—	(3,105)
Non-GAAP revenue (FOB mine)	$35,991	$1,240	$37,231	$38,830	$—	$38,830
Tons sold	406	16	422	416	—	416
Revenue per ton sold (FOB mine)	$89	$79	$88	$93	$—	$93

	Three months ended December 31, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$41,935	$—	$41,935
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(3,186)	—	(3,186)
Non-GAAP revenue (FOB mine)	$38,749	$—	$38,749
Tons sold	416	—	416
Revenue per ton sold (FOB mine)	$93	$—	$93

Non-GAAP cash cost per ton

	Three months ended March 31, 2021			Three months ended March 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$29,636	$1,562	$31,198	$30,934	$—	$30,934
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(5,803)	(421)	(6,224)	(3,105)	—	(3,105)
Non-GAAP cash cost of sales	$23,833	$1,141	$24,974	$27,829	$—	$27,829
Tons sold	406	16	422	416	—	416
Cash cost per ton sold	$59	$72	$59	$67	$—	$67

	Three months ended December 31, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$46,307	$2,439	$48,746
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(7,351)	(823)	(8,174)
Non-GAAP cash cost of sales	$38,956	$1,616	$40,572
Tons sold	515	26	541
Cash cost per ton sold	$76	$62	$75

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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